AMENDMENT NO. 1 TO EMPLOYMENT LETTER OF JULY 1, 1999

That certain Employment Letter (the "Agreement") dated July 1, 1999 between Alpharma Inc. (the "Company") and Einar W. Sissener (the "Chairman") was amended by recommendation of the Compensation Committee of the Company's Board of Directors at its March 23, 2004 meeting and by action of the Board of Directors at its March 23-24, 2004 meeting. This amendment increased the Chairman's annual Chairman Fee (set forth in paragraph 1 of the Agreement) from $150,000 to $200,000 effective as of March 23, 2004. All other terms and conditions of the Agreement remained unchanged and in full force and effect.

Please acknowledge this Amendment by executing where indicated below.

ALPHARMA INC.

By: /s/ Robert F. Wrobel
Robert F. Wrobel
Secretary

The foregoing accurately reflects my understanding:

By: /s/ Einar W. Sissener
Einar W. Sissener
Chairman